Exhibit 99.1

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

Phone: (208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Reaffirms 2008 Guidance and Announces Initiation of

the Company’s Stock Repurchase Program

COEUR D’ALENE, Idaho, December 9, 2008 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today confirmed the company’s annual guidance of $165 to $168 million in revenue and adjusted earnings of $0.64 to $0.67 per diluted share for the year ended December 31, 2008.

Consistent with the company’s reporting throughout the year, the anticipated adjusted earnings per share do not reflect non-cash charges for stock compensation, amortization of intangible assets, and malpractice insurance reserve adjustments and also do not reflect non-recurring charges associated with restructuring costs incurred in the second and third quarters of 2008 or any adjustments that may result from the company’s upcoming annual test for potential impairment of the fair value of its intangible assets.

The company also announced today that it intends to initiate its previously authorized share repurchase program to purchase up to $10 million of its common stock. Under the trading plan, repurchases may be made from time to time by the Company in the open market or in block purchases in accordance with the rules of the Securities and Exchange Commission. The company’s repurchases will be subject to factors such as market price, the company’s operating results, available cash, general economic and market conditions, and other considerations the company has deemed prudent.

Mr. David M. Engert, Chief Executive Officer of NightHawk, stated, “Our strong cash position together with today’s market value for our stock has provided the company with what we believe is an opportunity to enhance long-term shareholder value by returning value to our shareholders though a share repurchase program.”

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, for more than 750 radiology group customers and the 26% of all U.S. hospitals they serve. For more information, visit http://www.nighthawkrad.net.

Reference to Non-GAAP Financial Information

This press release references the non-GAAP measure of adjusted earnings per diluted share. This measurement is not a measure of financial performance under GAAP and should not be considered a substitute for or superior to GAAP. Management believes this non-GAAP financial measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provide consistency in financial reporting. Specifically, as stated above, the company’s non-GAAP adjusted earnings per diluted share excludes (i) the non-cash expense related to our stock-based compensation, (ii) the non-cash expense associated with the amortization of intangibles associated with acquisitions, (iii) the non-cash adjustments to our malpractice insurance reserve, (iv) restructuring costs incurred in the second and third quarters of 2008, and (v) any potential charges related to the company’s upcoming test for potential impairment of the fair value of the company’s intangible assets.

The company provides non-GAAP adjusted earnings per diluted share as a financial measure because management believes this measure provides greater transparency with respect to information used by management in its financial and operational decision making and to enhance investors’ overall understanding of our current financial performance and our future prospects.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the company’s outlook on its full-year revenue and adjusted earnings per diluted share, the company’s strong cash positions, the initiation of the company’s stock repurchase program and the timing related to such program. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include the possibility that the total amount authorized under the share repurchase program will not be repurchased, as well as risks associated with adjustments resulting from the quarter close process and review by the company’s independent auditors of the financial results for the fourth quarter; general economic conditions; competitive conditions in the radiology industry; and regulatory risks. Other factors that could cause operating and financial results to differ are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”